Life Partners Named #1 Fastest Growing Small Public Company
by Fortune Small Business

WACO, TX — July 6, 2009 — Life Partners Holdings, Inc. (NasdaqGS: LPHI), parent company of Life Partners, Inc., announced today that it has been named the fastest growing small public company by Fortune Small Business in their annual FSB 100 list.

According to Fortune Small Business:  “The FSB 100 constitutes an elite group of small public companies: the best of the best, measured by revenue growth and stock performance over the past three years.  But in this Great Recession, their performance is nothing short of miraculous.”

“We are honored to be recognized again this year by Fortune Small Business, especially as the number one fastest growing small public company in the nation,” said Brian Pardo, chairman and CEO of Life Partners.  “We have worked hard to make Life Partners successful year-after-year by delivering the highest level of service to our clients and delivering exceptionally strong value to our shareholders.”

Pardo continued, “In the coming months, we’ll be adding even more ways to bring our services to more clients and, by serving them well, our shareholders will share in our success.”

Life Partners announced over $103 million in revenue during its fiscal year which ended in February, resulting in the company’s board of directors recently declaring a schedule of dividend payments of $0.25 per share for the 2010 fiscal year ending February 28, 2010.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 93,000 transactions for its worldwide client base of 23,000 high net worth individuals and institutions in connection with the purchase of over 6,100 policies totaling over $1.9 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-G
FOR MEDIA RELATIONS, CONTACT:
Hill and Knowlton on behalf of Life Partners
Richard Weber (512) 372-6652
richard.weber@hillandknowton.com

FOR SHAREHOLDER RELATIONS, CONTACT:
(254) 751-7797 or info@ LPHI.com

Visit our website at: www.lphi.com

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